UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2004

EVERGREEN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

OREGON
(State or other jurisdiction of incorporation or organization)

333-109667-04                                 91-1797880
               (Commission file number)                     (IRS Employer Identification No.)

3850 THREE MILE LANE, McMINNVILLE, OREGON         97128-9496
                     (Address of principal executive offices)                                                    (Zip Code)

503-472-9361
(Registrant’s telephone number, including area code)

NONE
        (Former name, former address and former fiscal year, if changed since last report)

       Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 4.01    Change in Registrant’s Certifying Accountant.

         (a)     On November 4, 2004, Evergreen Holdings, Inc. (the "Company") dismissed PricewaterhouseCoopers, LLP ("PricewaterhouseCoopers") as the Company's independent registered public accounting firm. The decision to dismiss PricewaterhouseCoopers as the Company's independent registered public accounting firm was approved by the Company's Board of Directors on November 3, 2004.

         Except as noted in the paragraph immediately below, the reports of PricewaterhouseCoopers on the Company's consolidated financial statements for the fiscal years ended February 29, 2004, as restated, and February 28, 2003 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

          The reports of PricewaterhouseCoopers on the Company's consolidated financial statements as of and for the fiscal years ended February 29, 2004, as restated, and February 28, 2003, contained an explanatory paragraph which noted that there was substantial doubt as to the Company's ability to continue as a going concern due to the Company's historical violations of its debt covenants. Because the Company's long-term debt obligations contain cross-default provisions, the Company's failure to comply with the covenants of one or more of the Company's long-term debt obligations would, in the absence of waivers, cause all of the Company's debt to be immediately due and payable, which would adversely impact the Company's liquidity position.

          During the fiscal years ended February 29, 2004 and February 28, 2003, and through November 4, 2004, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers' satisfaction, would have caused them to make reference thereto in their reports on the Company's consolidated financial statements for such years.

          Except as described in the following three paragraphs, during the fiscal years ended February 29, 2004 and February 28, 2003, and through November, 4, 2004, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

          In connection with its audit of the Company's consolidated financial statements for the fiscal year ended February 29, 2004, PricewaterhouseCoopers delivered to, and discussed with, the Company's Disclosure Committee a letter identifying four deficiencies that existed in the design and operation of the Company's internal controls which were each considered by PricewaterhouseCoopers to be material weaknesses.

          A discussion of such material weaknesses that were identified in the letter to the Disclosure Committee, together with management's response and remedial actions, may be found in: Item 9A of the Company's Annual Report on Form 10-K/A for the fiscal year ended February 29, 2004, which was filed with the Securities and Exchange Commission ("SEC") on September 30, 2004; Item 4 of the Company's Quarterly Report on Form 10-Q for the three month period ended May 31, 2004, which was filed with the SEC on October 15, 2004; and Item 4 of the Company's Quarterly Report on Form 10-Q for the three month period ended August 31, 2004, which was filed with the SEC on October 21, 2004.

          In addition, as further discussed in Item 8.01 below, PricewaterhouseCoopers advised the Company that it cannot rely on the representations of a certain financial manager of the Company.

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          The Company has authorized PricewaterhouseCoopers to respond fully to any inquiries from Horwath Gelfond Hochstadt Pangburn, P.C. ("Horwath"), the Company's recently engaged independent registered public accounting firm (as discussed below), regarding the subject matter of the letter to the Disclosure Committee.

          The Company has provided PricewaterhouseCoopers with a copy of the above disclosure. The Company has requested PricewaterhouseCoopers to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers agrees with the statements made herein above and, if not, stating in which respects PricewaterhouseCoopers does not agree. Attached as Exhibit 16.1 hereto is a copy of PricewaterhouseCoopers' response letter, dated November 15, 2004.

         (b)     On November 4, 2004, the Company engaged Horwath as the Company's independent registered public accounting firm for the three and nine month interim periods ending November 30, 2004 and for the fiscal year ending February 28, 2005. The decision to engage Horwath as the Company's independent registered public accounting firm was approved by the Company's Board of Directors on November 3, 2004.

          During the two most recent fiscal years and the period through the date of this disclosure, the Company did not consult with Horwath regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and related instructions of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 8.01      Other Events.

         The financial manager referred to in the eighth paragraph of Item 4.01(a) herein above, hired on October 4, 2004, resigned from, and is no longer employed by the Company as of Novemeber 10, 2004.

Item 9.01      Financial Statements and Exhibits.

         (c)      Exhibits. The following exhibits are filed with this Report:

Exhibit No.	Description of Document

16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated November 15, 2004.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EVERGREEN HOLDINGS, INC. (Registrant)

Date: November 17, 2004	/s/ John A. Irwin John A. Irwin Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Document

16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated November 15, 2004.